Exhibit 4.7

DESCRIPTION OF CAPITAL STOCK
The following is a summary of the material terms of our securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and provisions of our charter, as amended and supplemented, and our bylaws, as amended and restated.  The summary is subject to and qualified in its entirely by reference to the charter, as amended and supplemented, and bylaws, as amended and restated, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part.  It also summarizes some relevant provisions of Maryland General Corporation Law, which we refer to as the MGCL, and is subject to and qualified in its entirety by reference to the MGCL.
 General
Under our charter, as amended and supplemented, we may issue up to 30,000,000 shares of common stock, 100,000,000 shares of Class A common stock, 50,000,000 shares of preferred stock and 20,000,000 shares of excess stock. The shares of preferred stock may be issued from time to time in one or more series, without stockholder approval, with such designations, powers, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, in each case, if any, as are permitted by Maryland law and as our board of directors may determine by approving a supplement to our charter without any further vote or action by our stockholders. In addition, our board of directors may amend our charter without action by our stockholders to increase or decrease the number of shares of stock of any class that we are authorized to issue.
See our most recent periodic report filed pursuant to the Securities Exchange Act of 1934, as amended, for the number of shares of common stock, Class A common stock and preferred stock outstanding as of a recent date. We also have reserved 150,000 Series I Participating Preferred Shares, par value $0.01 per share (“Series I Preferred Stock”), and 450,000 Series J Participating Preferred Shares, par value $0.01 per share (“Series J Preferred Stock”), for issuance pursuant to a stockholder rights plan between us and Computershare Inc., as rights agent. In the event that the rights become exercisable, the shares of Series I Preferred Stock and the Series J Preferred Stock that are issuable upon the exercise of such rights will rank junior to the Series K Preferred Stock and Series H Preferred Stock as to dividends and amounts distributed upon liquidation.
Description of Common Stock and Class A Common Stock
Voting
Under our charter, holders of our common stock are entitled to one vote per share on all matters submitted to the common stockholders for vote at all meetings of stockholders. Holders of our Class A common stock are entitled to 1/20th of one vote per share on all matters submitted to the common stockholders for vote at all meetings of stockholders. Except as otherwise required by law or as to the election of directors by holders of our Series H Preferred Stock and our Series K Preferred Stock if dividends thereon are in arrears six or more quarterly periods as described herein, or as to certain other matters as to which separate class voting rights may be granted in the future to holders of one or more other classes or series of our stock, holders of common stock and Class A common stock vote together as a single class, and not as separate classes, on all matters voted upon by our stockholders.
Dividends and Distributions
Subject to the requirements with respect to preferential dividends on any of our preferred stock, dividends and distributions are declared and paid to the holders of common stock and Class A common stock in cash, property or our other securities (including shares of any class or series whether or not shares of such class or series are already outstanding) out of funds legally available therefor. Each share of common stock and each share of Class A common stock has identical rights with respect to dividends and distributions, subject to the following:
●
with respect to regular quarterly dividends, each share of Class A common stock entitles the holder thereof to receive not less than 110% of amounts paid on each share of common stock, the precise amount of such dividends on the Class A common stock being subject to the discretion of our board of directors;

●	a stock dividend on the common stock may be paid in shares of common stock or shares of Class A common stock; and
●	a stock dividend on shares of Class A common stock may be paid only in shares of Class A common stock.
If we pay a stock dividend on the common stock in shares of common stock, we are required to pay a stock dividend on the Class A common stock in a proportionate number of shares of Class A common stock. The dividend provisions of the common stock and Class A common stock provide our board of directors with the flexibility to determine appropriate dividend levels, if any, under the circumstances from time to time.
Mergers and Consolidations
In the event we merge, consolidate or combine with another entity (whether or not we are the surviving entity), holders of shares of Class A common stock will be entitled to receive the same per share consideration as the per share consideration, if any, received by holders of common stock in that transaction.
Liquidation Rights
Holders of common stock and Class A common stock have the same rights with respect to distributions in connection with a partial or complete liquidation of our Company.
Restrictions on Ownership and Transfer
We have the right to refuse transfers of stock that could jeopardize our status as a REIT and to redeem any shares of stock in excess of 7.5% of the value of our outstanding stock beneficially owned by any person (other than an Exempted Person). See “—Restrictions on Ownership and Transfer.”
Transferability
The common stock and Class A common stock are freely transferable, and except for the ownership limit and federal and state securities laws restrictions on our directors, officers and other affiliates and on persons holding “restricted” stock, our stockholders are not restricted in their ability to sell or transfer shares of the common stock or Class A common stock.
Sinking Fund, Preemptive, Subscription and Redemption Rights
Neither the common stock nor the Class A common stock carries any sinking fund, preemptive, subscription or redemption rights enabling a holder to subscribe for or receive shares of any class of our stock or any other securities convertible into shares of any class of our stock.

Listing
The common stock is listed on the New York Stock Exchange, which we refer to as NYSE, under the symbol “UBP.”  The Class A common stock is listed on the NYSE under the symbol “UBA.”
Transfer Agent and Registrar
The transfer agent and registrar for the common stock and Class A common stock is Computershare Inc.
Description of Series K Preferred Stock
Maturity
The holders of Series K Preferred Stock have no preemptive rights with respect to any shares of our stock. The Series K Preferred Stock will not be subject to any sinking fund, and we have no obligation to redeem or retire the Series K Preferred Stock. Unless redeemed or repurchased by us or converted by the holders in connection with a Change of Control, the Series K Preferred Stock will have perpetual terms, with no maturity.
Our charter and the MGCL permit us to further “reopen” this series, without the consent of the holders of the Series K Preferred Stock, in order to issue additional shares of Series K Preferred Stock. Thus, we may in the future issue additional shares of Series K Preferred Stock without the consent of existing holders. Any additional shares of Series K Preferred Stock will have the same terms as the shares of Series K Preferred Stock already outstanding.  Any additional shares of Series K Preferred Stock will, together with the Series K Preferred Stock already outstanding, constitute a single series of our preferred stock.
Ranking
The Series K Preferred Stock ranks, with respect to dividend rights and rights upon our liquidation, dissolution or winding up:
●
senior to our common stock and Class A common stock and to all other equity securities we issue ranking junior to the Series K Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up, including the Series I Preferred Stock, if and when issued, and Series J Preferred Stock, if and when issued;

●
on a parity with the Series H Preferred Stock, and with all other equity securities we issue the terms of which specifically provide that such equity securities rank on a parity with the Series K Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up; and

●
junior to all of our existing and future indebtedness and to any equity securities that we may issue in the future the terms of which specifically provide that such equity securities rank senior to the Series K Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up.

Dividends
Holders of shares of the Series K Preferred Stock are entitled to receive, when and as authorized by our board of directors and declared by us, out of our funds legally available for the payment of dividends, preferential cumulative dividends payable in cash at the rate per annum of $1.4688 per share of the Series K Preferred Stock (the “Annual Dividend Rate”), which is equivalent to a rate of 5.875% per annum of the $25.00 per share liquidation preference. These dividends are cumulative from, and including, the date of original issue of the Series K Preferred Stock, which was October 1, 2019, and are payable in arrears for each quarterly period ending January 31, April 30, July 31 and October 31 on January 31, April 30, July 31 and October 31 of each year, respectively, or, if any such date is not a business day, no later than the next succeeding business day. The amount of dividends payable on each dividend payment date for the Series K Preferred Stock will be computed by dividing the Annual Dividend Rate by four. The amount of any dividend payable on the Series K Preferred Stock with respect to any other period (that is shorter or longer than one full quarterly period), will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends are payable to holders of record as they appear in our stockholder records at the close of business on the applicable record date determined each quarter by our board of directors, which shall not be more than 30 days preceding the applicable dividend payment date.
We will not declare dividends on outstanding shares of the Series K Preferred Stock or pay or set apart for payment dividends on the Series K Preferred Stock at any time if the terms and provisions of any agreement of our company, including any agreement relating to our indebtedness, prohibits the declaration, payment or setting apart for payment or provides that the declaration, payment or setting apart for payment would constitute a breach or a default under the agreement, or if the declaration, payment or setting apart is restricted or prohibited by law.
Notwithstanding the foregoing, dividends on the Series K Preferred Stock accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are authorized or declared. Accrued but unpaid dividends on the Series K Preferred Stock do not bear interest and holders of the Series K Preferred Stock are not entitled to any distributions in excess of full cumulative distributions described above.
Except as described in the next sentence, no dividends will be authorized, declared and paid or authorized, declared and set apart for payment on any of our capital stock ranking, as to dividends, on a parity with the Series K Preferred Stock (other than a dividend in shares of common stock or Class A common stock or in shares of any other class of stock ranking junior to the Series K Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof is set apart for such payment on outstanding shares of the Series K Preferred Stock for all past dividend periods. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series K Preferred Stock and the shares of any other series of preferred stock ranking on a parity as to dividends with the Series K Preferred Stock, all dividends authorized and declared upon the Series K Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with the Series K Preferred Stock will be authorized and declared ratably so that the amount of dividends authorized and declared per share of Series K Preferred Stock and such other series of preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on the Series K Preferred Stock and such other series of preferred stock (which will not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other.
Except as described in the immediately preceding paragraph, unless full cumulative dividends on outstanding shares of the Series K Preferred Stock have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, we will not declare or pay or set aside for payment dividends (other than in shares of our common stock or Class A common stock or other shares of capital stock ranking junior to the Series K Preferred Stock as to dividends and upon liquidation), declare or make any other distribution on our common stock or Class A common stock, or any other capital stock ranking junior to or on a parity with the Series K Preferred Stock as to dividends or upon liquidation, or redeem, purchase or otherwise acquire for any consideration, or pay or make available any monies for a sinking fund for the redemption of, any of our shares of common stock or Class A common stock or any other shares of our capital stock ranking junior to or on a parity with the Series K Preferred Stock as to dividends or upon liquidation (except by conversion into or exchange for our other capital stock ranking junior to the Series K Preferred Stock as to dividends and upon liquidation or redemption for the purpose of preserving our qualification as a REIT).
Holders of shares of the Series K Preferred Stock are not entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series K Preferred Stock, as described above. Any dividend payment made on shares of the Series K Preferred Stock is first credited against the earliest accrued but unpaid dividend due with respect to those shares which remains payable. So long as no dividends are in arrears, we are entitled at any time and from time to time to repurchase shares of Series K Preferred Stock in open-market transactions duly authorized by our board of directors and effected in compliance with applicable laws.
Liquidation Preference
Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of shares of Series K Preferred Stock are entitled to be paid out of our assets legally available for distribution to our stockholders a $25.00 per share liquidation preference, plus an amount equal to any accrued and unpaid dividends to, but excluding, the date of payment (whether or not declared), but without interest, before any distribution of assets may be made to holders of our common stock or Class A common stock or any other class or series of our capital stock ranking junior to the Series K Preferred Stock as to liquidation rights. However, the holders of the shares of Series K Preferred Stock are not entitled to receive the liquidating distribution described above until the liquidation preference of any other series or class of our capital stock hereafter issued ranking senior as to liquidation rights to the Series K Preferred Stock has been paid in full. The holders of Series K Preferred Stock and all series or classes of our capital stock ranking on a parity as to liquidation rights with the Series K Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such capital stock, in any distribution (after payment of the liquidation preference of any of our capital stock ranking senior to the Series K Preferred Stock as to liquidation rights) which is not sufficient to pay in full the aggregate of the amounts of the liquidating distributions to which they would otherwise be respectively entitled. Holders of Series K Preferred Stock are entitled to written notice of any liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series K Preferred Stock have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or entity or of any other corporation with or into our company, or the sale, lease or conveyance of all or substantially all of our property or business, is not deemed to constitute our liquidation, dissolution or winding up.
In determining whether a distribution to holders of Series K Preferred Stock (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of our stock or otherwise is permitted under the MGCL, no effect will be given to amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of our stock whose preferential rights upon dissolution are superior to those receiving the distribution.
Optional Redemption
The Series K Preferred Stock is not redeemable by us prior to October 1, 2024, except under circumstances where it is necessary to preserve our status as a REIT for U.S. federal income tax purposes and except as described below upon the occurrence of a Change of Control. On and after October 1, 2024, we may, at our option, upon not less than 30 nor more than 90 days’ written notice, redeem shares of the Series K Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends to, but excluding, the date fixed for redemption.
If the redemption date is after the record date set for the payment of a dividend on the Series K Preferred Stock and prior to the corresponding dividend payment date, the amount of such accrued and unpaid dividend will not be included in the redemption price. The holder of the Series K Preferred Stock at the close of business on the applicable dividend record date will be entitled to the dividend payment on such shares on the corresponding dividend payment date, notwithstanding the redemption of such shares prior the dividend payment date.
In order to ensure that we remain qualified as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), we will have the right to purchase from a holder of shares of Series K Preferred Stock at any time any shares of Series K Preferred Stock held by such holder in excess of 7.5% of the value of our outstanding capital stock in accordance with the provisions of our charter. See “—Restrictions on Ownership and Transfer” for additional information about ownership limitations with respect to our Series K Preferred Stock.
Special Optional Redemption
Upon the occurrence of a Change of Control, regardless of whether the Change of Control occurs prior to or after October 1, 2024, we will have the option to redeem the Series K Preferred Stock, in whole or in part and within 120 days after the first date on which such Change of Control occurred, for a cash redemption price per share equal to $25.00 plus all accrued and unpaid dividends thereon (whether or not declared) to, but not including, the redemption date (unless the redemption date is after a record date set for the payment of a dividend on the Series K Preferred Stock and on or prior to the corresponding dividend payment date, in which case the amount of such accrued and unpaid dividend will not be included in the redemption price), upon the giving of notice, as provided below.
A “Change of Control” occurs when, after the Series K Preferred Stock issue date, the following have occurred and are continuing:
●
the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d) (3) of the Exchange Act, other than Exempted Persons (as defined below), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions, of shares of our common stock and Class A common stock entitling that person to exercise more than 50% of the total voting power of all outstanding shares of our common stock and Class A common stock entitled to vote generally in the election of directors (and such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

●
following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed or quoted on the NYSE, the NYSE American or the NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or the NASDAQ.

If, prior to the date fixed for conversion of Series K Preferred Stock in connection with a Change of Control, as described more fully below, we provide notice of redemption of shares of Series K Preferred Stock (whether pursuant to our optional redemption right or our special optional redemption rights), holders of such shares of Series K Preferred Stock will not be entitled to convert their shares as described below under “—Conversion Rights.”
“Exempted Person” means (i) Charles J. Urstadt; (ii) Willing L. Biddle; (iii) any Urstadt Family Member or any Biddle Family Member (each, as hereinafter defined); (iv) any executor, administrator, trustee or personal representative who succeeds to the estate of Charles J. Urstadt, Willing L. Biddle, an Urstadt Family Member or a Biddle Family Member as a result of the death of such individual, acting in their capacity as an executor, administrator, trustee or personal representative with respect to any such estate; (v) a trustee, guardian or custodian holding property for the primary benefit of Charles J. Urstadt, Willing L. Biddle, any Urstadt Family Member or any Biddle Family Member; (vi) any corporation, partnership, limited liability company or other business organization that is directly or indirectly controlled by one or more persons or entities described in clauses (i) through (v) hereof and is not controlled by any other person or entity; and (vii) any charitable foundation, trust or other not-for-profit organization for which one or more persons or entities described in clauses (i) through (vi) hereof controls the investment and voting decisions in respect of any interest in our company held by such organization. For sake of clarity with respect to clause (vi) above, “control” includes the power to control the investment and voting decisions of any such corporation, partnership, limited liability company or other business organization.
The term “Urstadt Family Member” means and includes the spouse of Charles J. Urstadt, the descendants of the parents of Charles J. Urstadt, the descendants of the parents of the spouse of Charles J. Urstadt, the spouses of any such descendant and the descendants of the parents of any spouse of a child of Charles J. Urstadt. For this purpose, an individual’s “spouse” includes the widow or widower of such individual, and an individual’s “descendants” includes biological descendants and persons deriving their status as descendants by adoption.
The term “Biddle Family Member” means and includes the spouse of Willing L. Biddle, the descendants of the parents of Willing L. Biddle, the descendants of the parents of the spouse of Willing L. Biddle, the spouses of any such descendant and the descendants of the parents of any spouse of a child of Willing L. Biddle. For this purpose, an individual’s “spouse” includes the widow or widower of such individual, and an individual’s “descendants” includes biological descendants and persons deriving their status as descendants by adoption.
Redemption Procedures
We will give notice of redemption by mail, postage prepaid, not less than 30 nor more than 90 days prior to the redemption date, addressed to the respective holders of record of the Series K Preferred Stock to be redeemed at their respective addresses as they appear on our stock transfer records. No failure to give such notice or any defect in the notice or in the mailing of the notice will affect the validity of the proceedings for the redemption of any shares of Series K Preferred Stock except as to a holder to whom notice was defective or not given. Notwithstanding the foregoing, no notice of redemption will be required where we elect to redeem Series K Preferred Stock to preserve our REIT qualification.
If we redeem less than all of the Series K Preferred Stock held by any holder, the notice mailed to such holder will also specify the number of shares of Series K Preferred Stock held by such holder to be redeemed. If fewer than all of the outstanding shares of Series K Preferred Stock are to be redeemed, the shares to be redeemed will be selected by lot or pro rata.
In any redemption of Series K Preferred Stock, the redemption price will include any accumulated and unpaid dividends to, but excluding, the redemption date, unless a redemption date falls after a dividend record date with respect to the Series K Preferred Stock and prior to the corresponding dividend payment date, in which case each holder of Series K Preferred Stock at the close of business on the applicable dividend record date is entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before the dividend payment date.
If we have given notice of redemption of any shares of Series K Preferred Stock and have set apart for payment the funds necessary for the redemption for the benefit of the holders of any shares of Series K Preferred Stock called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series K Preferred Stock, the shares of Series K Preferred Stock will no longer be deemed outstanding and all rights of the holders of the shares will terminate, except the right to receive the redemption price.
If full cumulative dividends on the Series K Preferred Stock have not been paid or declared and set apart for payment for all prior dividend periods, we may not redeem any Series K Preferred Stock unless we simultaneously redeem all outstanding shares of Series K Preferred Stock, and we will not purchase or otherwise acquire directly or indirectly any shares of Series K Preferred Stock (except by exchange for shares of our capital stock ranking junior to the Series K Preferred Stock as to dividends and upon liquidation). Notwithstanding the foregoing, we may purchase excess stock in order to ensure that we continue to meet the requirements for qualification as a REIT or any purchase or exchange offer made on the same terms to holders of all outstanding shares of Series K Preferred Stock. So long as no dividends are in arrears, we are entitled at any time and from time to time to repurchase shares of Series K Preferred Stock in open-market transactions duly authorized by our board of directors and effected in compliance with applicable law.
Voting Rights
Holders of the Series K Preferred Stock do not have any voting rights, except as described below.
Whenever dividends on any shares of Series K Preferred Stock are in arrears for six or more consecutive or nonconsecutive quarterly periods, the number of directors then constituting our board of directors will be increased by two (if not already increased by reason of a similar arrearage with respect to any parity preferred (as defined below)), and the holders of the shares of Series K Preferred Stock will be entitled to vote separately as a class with all other series of preferred stock ranking on a parity with the Series K Preferred Stock as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable, including, in that instance, the Series H Preferred Stock (“parity preferred”), in order to fill the newly created vacancies, for the election of a total of two additional directors of our company (the “preferred stock directors”) at an annual meeting of stockholders or a special meeting of the Series K Preferred Stock and called by us at the request of holders of record of at least 10% of the Series K Preferred Stock or the holders of record of at least 10% of any series of parity preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual meeting of stockholders), and at each subsequent annual meeting until (or, if the directors are divided into classes, at the conclusion of the terms of each preferred stock director) all dividends accrued on the shares of Series K Preferred Stock and parity preferred for the past dividend periods and the dividend for the then current dividend period are fully paid. In the event our directors are divided into classes, each vacancy will be apportioned among the classes of directors to prevent stacking in any one class and to ensure that the number of directors in each of the classes of directors are as nearly equal as possible.
Each preferred stock director, as a qualification for election (and regardless of how elected), will submit to our board of directors a duly executed, valid, binding and enforceable letter of resignation from the board of directors, to be effective upon the date upon which all dividends accrued on the shares of Series K Preferred Stock and parity preferred for the past dividend periods and the dividend for the then current dividend period are fully paid, at which time the terms of office of all persons elected as preferred stock directors by the holders of the Series K Preferred Stock and any parity preferred will, upon the effectiveness of their respective letters of resignation, terminate, and the number of directors then constituting the board of directors will be reduced accordingly. A quorum for any meeting will exist if at least a majority of the outstanding shares of Series K Preferred Stock and shares of parity preferred upon which like voting rights have been conferred and are exercisable are represented in person or by proxy at the meeting.
The preferred stock directors will be elected upon the affirmative vote of a plurality of the shares of Series K Preferred Stock and parity preferred (regardless of liquidation preference) present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accrued dividends and the dividends for the then current dividend period on the Series K Preferred Stock are paid in full, the holders of Series K Preferred Stock will be divested of the foregoing voting rights (subject to revesting each and every time dividends on the Series K Preferred Stock are in arrears for six or more consecutive or non-consecutive quarterly periods).
Any preferred stock director may be removed at any time with or without cause by, and will not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series K Preferred Stock when they have the voting rights described above (voting separately as a class with all series of parity preferred upon which like voting rights have been conferred and are exercisable). So long as dividends on the Series K Preferred Stock continue to be in arrears, any vacancy in the office of a preferred stock director may be filled by written consent of the preferred stock director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series K Preferred Stock when they have the voting rights described above (voting separately as a class with all series of parity preferred upon which like voting rights have been conferred and are exercisable). The preferred stock directors will each be entitled to one vote per director on any matter properly coming before our board of directors.
Notwithstanding the foregoing, in no event will the holders of Series K Preferred Stock be entitled to elect a director that would cause us to fail to satisfy a requirement relating to director independence of any securities exchange on which any class or series of our stock is listed.
So long as any shares of Series K Preferred Stock are outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the votes entitled to be cast by the holders of Series K Preferred Stock outstanding at the time, voting separately as a class, given in person or by proxy, either in writing without a meeting or by vote at any meeting:

●	voluntarily terminate or revoke our status as a REIT;
●
amend, alter or repeal any of the provisions of our charter or the articles supplementary (whether by merger, consolidation or otherwise (an “Event”)) so as to materially and adversely affect any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Series K Preferred Stock or the holders thereof; or

●
authorize, create or increase the authorized number of shares of any class or series or any security convertible into shares of any class or series of our stock ranking senior to the Series K Preferred Stock as to distribution on any liquidation, dissolution or winding up or as to the payment of dividends;

provided, however, that, in the case of each of the subparagraphs above, no such vote of the holders of Series K Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, all outstanding shares of Series K Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption or, in the case of an Event, regardless of the date of the transaction, the holders of the Series K Preferred Stock receive in the transaction their liquidation preference plus accrued and unpaid dividends.
With respect to the occurrence of any Event described above, so long as the Series K Preferred Stock (or any equivalent class or series of stock issued by the surviving corporation in any merger or consolidation to which we became a party) remains outstanding with the terms thereof materially unchanged, the occurrence of any such Event will not be deemed to materially and adversely affect any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of holders of the Series K Preferred Stock. Any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock, or any increase in the amount of the authorized shares of such series, in each case ranking on a parity with or junior to the Series K Preferred Stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, or the issuance of additional shares of Series K Preferred Stock or Series H Preferred Stock, will not be deemed to materially and adversely affect any preferences, conversion and other rights, voting power, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of holders of the Series K Preferred Stock.
Conversion Rights
Upon the occurrence of a Change of Control, unless, prior to the date fixed for such conversion, we provide notice of redemption of such shares of Series K Preferred Stock as described above under “—Optional Redemption” or “—Special Optional Redemption,” then, unless holders of the Series K Preferred Stock will receive the Alternative Form Consideration as described below, each holder of Series K Preferred Stock will have the right to convert all or part of the Series K Preferred Stock held by such holder into a number of shares of Class A common stock per share of Series K Preferred Stock to be so converted, or the Class A Common Share Conversion Consideration, equal to the lesser of:
●
the quotient obtained, which we refer to as the Conversion Rate, by dividing (i) the sum of $25.00 plus the amount of any accrued and unpaid dividends thereon (whether or not declared) to, but not including, the applicable date fixed for conversion (unless the applicable conversion date is after a record date set for the payment of a dividend on the Series K Preferred Stock and on or prior to the corresponding dividend payment date, in which case the amount of such accrued and unpaid dividend will not be included in this sum), by (ii) the Class A Common Share Price (as defined below); and

●	2.1035, or the Share Cap, subject to certain adjustments described below.

The “Class A Common Share Price” for any Change of Control will be (i) the amount of cash consideration per share of Class A common stock, if the consideration to be received in the Change of Control by holders of shares of Class A common stock is solely cash, and (ii) the average of the closing price per share of Class A common stock on the NYSE, the NYSE American or the NASDAQ for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by holders of shares of Class A common stock is other than solely cash (including if such holders do not receive consideration).
The Share Cap will be subject to pro rata adjustments for any stock splits (including those effected pursuant to a Class A common stock dividend), subdivisions or combinations (in each case, a “Share Split”) with respect to our Class A common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of Class A common stock that is equivalent to the product of (i) the Share Cap in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of shares of Class A common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Class A common stock outstanding immediately prior to such Share Split.
For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Class A common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of conversion rights in connection with a Change of Control and in respect of the Series K Preferred Stock will not exceed 9,676,100 shares of Class A common stock (or equivalent Alternative Conversion Consideration, as applicable), subject to increase on a pro rata basis if the number of authorized shares of Series K Preferred Stock increases after October 1, 2019, or the Exchange Cap. The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.
In the case of a Change of Control pursuant to which, or in connection with which, shares of Class A common stock will be converted into cash, securities or other property or assets, including any combination thereof, or the Alternative Form Consideration, a holder of shares of Series K Preferred Stock will receive upon conversion of a share of Series K Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive had such holder held a number of shares of Class A common stock equal to the Class A Common Share Conversion Consideration immediately prior to the effective time of the Change of Control, or the Alternative Conversion Consideration.
If the holders of shares of Class A common stock have the opportunity to elect the form of consideration to be received in connection with the Change of Control, the form of consideration that holders of the Series K Preferred Stock will receive will be in the form of consideration elected by the holders of a plurality of the shares of Class A common stock held by stockholders who participate in the election and will be subject to any limitations to which all holders of shares of Class A common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in connection with the Change of Control.
We will not issue fractional Class A common shares upon the conversion of the Series K Preferred Stock. Instead, we will pay the cash value of any such fractional shares based on the Class A Common Share Price.
If a conversion date falls after a dividend record date and on or prior to the corresponding dividend payment date, each holder of shares of Series K Preferred Stock at the close of business on such record date will be entitled to receive the dividend payable on such shares on the corresponding payment date, notwithstanding the conversion of such shares on or prior to such payment date, but the Conversion Rate shall not be calculated to include such accrued and unpaid dividends.
Within 15 days following the occurrence of a Change of Control, we will provide to holders of record of outstanding shares of Series K Preferred Stock, at the addresses for such holders shown on our stock transfer records, a notice of the occurrence of the Change of Control. A failure to give such notice or any defect in the notice or in its mailing will not affect the sufficiency of the notice or validity of the proceedings for conversion of shares of Series K Preferred Stock in connection with a Change of Control, except as to the holder to whom notice was defective or not given. A notice that has been mailed in the manner provided herein will be presumed to be given on the date it is mailed whether or not the stockholder receives such notice.
We will issue a press release containing the information stated in such a notice, and post such a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of record of Series K Preferred Stock.
To exercise conversion rights in connection with a Change of Control, a holder of record of Series K Preferred Stock will be required to deliver, on or before the close of business on the applicable conversion date, the certificates, if any, representing any certificated shares of Series K Preferred Stock to be converted, duly endorsed for transfer, together with a completed written conversion notice and any other documents we reasonably require in connection with such conversion, to our conversion agent. The conversion notice must state the number of shares of Series K Preferred Stock to be converted.
A holder of Series K Preferred Stock may withdraw any notice of exercise of such holder’s conversion rights in connection with a Change of Control (in whole or in part) by a written notice of withdrawal containing requisite information delivered to our conversion agent prior to the close of business on the business day prior to the applicable conversion date. Notwithstanding the foregoing, if the Series K Preferred Stock is held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of DTC.
Shares of Series K Preferred Stock as to which the holder’s conversion right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable form of consideration on the applicable conversion date unless, prior to the applicable conversion date, we provide notice of our election to redeem such shares of Series K Preferred Stock, whether pursuant to our optional redemption right or our special optional redemption right. If we elect to redeem shares of Series K Preferred Stock that would otherwise be converted into the applicable form of consideration on a conversion date, such shares of Series K Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price for such shares.
We will deliver amounts owing upon conversion no later than the third business day following the applicable conversion date.
In connection with the exercise of conversion rights in connection with any Change of Control, we will comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series K Preferred Stock into shares of Class A common stock. Notwithstanding any other provision of the terms of the Series K Preferred Stock, no holder of the Series K Preferred Stock will be entitled to convert such Series K Preferred Stock into shares of Class A common stock to the extent that receipt of such shares of Class A common stock would cause such holder (or any other person) to violate the restrictions on ownership and transfer of our stock contained in our charter. See “—Restrictions on Ownership and Transfer.”
The conversion and redemption features of the Series K Preferred Stock may make it more difficult for or discourage a party from taking over our company.
Except as provided above in connection with a Change of Control, the Series K Preferred Stock is not convertible into or exchangeable for any other property or securities, except that the Series K Preferred Stock may be exchanged for shares of our excess stock pursuant to the provisions of our charter relating to restrictions on ownership and transfer of our stock. For further information regarding the restrictions on ownership and transfer of our stock and excess stock, see “—Restrictions on Ownership and Transfer.”
Information Right
During any period during which we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of Series K Preferred Stock are outstanding, we will (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series K Preferred Stock, as their names and addresses appear in our record books and without cost to such holders, copies of the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) within 15 days after the respective dates by which we would have been required to file such reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act (in each case, based on the dates on which we would be required to file such periodic reports if we were an “accelerated filer” within the meaning of the Exchange Act), and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series K Preferred Stock.
Listing
The Series K Preferred Stock is listed on the NYSE under the symbol “UBPPRK.”
Transfer Agent and Registrar
The transfer agent and registrar for the Series K Preferred Stock is Computershare.
Series H Preferred Stock
The terms of the Series H Preferred Stock are substantially similar to the terms of the Series K Preferred Stock, other than as follows:
Dividends
Holders of shares of Series H Preferred Stock are entitled to receive, when and as declared by our board of directors, out of our funds legally available for the payment of dividends, preferential cumulative dividends payable in cash at the rate per annum of $1.5625 per share, which is equivalent to a rate of 6.25% per annum of the $25.00 per share liquidation preference. Dividends on shares of Series H Preferred Stock are payable quarterly in arrears.
Optional Redemption
The Series H Preferred Stock is not redeemable by us prior to September 18, 2022, except under circumstances where it is necessary to preserve our status as a REIT for U.S. federal income tax purposes and except as described below upon the occurrence of a Change of Control of our Company. On and after September 18, 2022, we may, at our option, upon not less than 30 nor more than 90 days’ written notice, redeem shares of the Series H Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends to, but excluding, the redemption date (unless the redemption date is after a record date set for the payment of a dividend on the Series H Preferred Stock and on or prior to the corresponding dividend payment date, in which case the amount of such accrued and unpaid dividend will not be included in the redemption price).
Special Optional Redemption
Upon the occurrence of a Change of Control of our Company, regardless of whether such Change of Control occurs prior to or after September 18, 2022, we will have the option to redeem the Series H Preferred Stock, in whole or in part and within 120 days after the first date on which such Change of Control occurred, for a cash redemption price per share equal to $25.00 plus all accrued and unpaid dividends thereon (whether or not declared) to, but not including, the redemption date (unless the redemption date is after a record date set for the payment of a dividend on the Series H Preferred Stock and on or prior to the corresponding dividend payment date, in which case the amount of such accrued and unpaid dividend will not be included in the redemption price), upon the giving of notice.
“Change of Control” is defined the same as it is for the Series K Preferred Stock.

Conversion Rights

Upon the occurrence of a Change of Control, unless, prior to the date fixed for such conversion, we provide notice of redemption of such shares of Series H Preferred Stock in a manner similar to the procedures for the Series K Preferred Stock described above under “—Optional Redemption” or “—Special Optional Redemption,” then, unless holders of the Series H Preferred Stock will receive the Alternative Form Consideration (Series H) as described above, each holder of Series H Preferred Stock will have the right to convert all or part of the Series H Preferred Stock held by such holder into a number of shares of Class A common stock per share of Series H Preferred Stock to be so converted, or the Class A Common Share Conversion Consideration (Series H), equal to the lesser of:

•
the quotient obtained, which we refer to as the Conversion Rate (Series H), by dividing (i) the sum of $25.00 plus the amount of any accrued and unpaid dividends thereon (whether or not declared) to, but not including, the applicable date fixed for conversion (unless the applicable conversion date is after a record date set for the payment of a dividend on the Series H Preferred Stock and on or prior to the corresponding dividend payment date, in which case the amount of such accrued and unpaid dividend will not be included in this sum), by (ii) the Class A Common Share Price; and

•	2.3267 (as used in this subsection, the “Share Cap (Series H”), subject to certain adjustments described below.

The Share Cap (Series H) will be subject to pro rata adjustments for Share Splits with respect to our Class A common stock as follows: the adjusted Share Cap (Series H) as the result of a Share Split will be the number of shares of Class A common stock that is equivalent to the product of (i) the Share Cap (Series H) in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of shares of Class A common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Class A common stock outstanding immediately prior to such Share Split.
For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Class A common stock (or equivalent Alternative Conversion Consideration (Series H), as applicable) issuable in connection with the exercise of conversion rights in connection with a Change of Control and in respect of the Series H Preferred Stock will not exceed 9,306,800 shares of Class A common stock (or equivalent Alternative Conversion Consideration (Series H), as applicable) subject to increase on a pro rata basis if the number of authorized shares of Series H Preferred Stock increases after the first date on which any shares of the Series H Preferred Stock are issued (as used in this subsection, the “Exchange Cap (Series H)”). The Exchange Cap (Series H) applicable is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap and is subject to increase in the event that additional shares of Series H Preferred Stock are issued in the future.

Listing
The Series H Preferred Stock is listed on the NYSE under the symbol “UBPPRH.”

Description of the Stockholder Rights Plan and Related Series of Preferred Stock
We entered into a Rights Agreement with Computershare Inc., as rights agent, on August 13, 2018 (the “stockholder rights plan”). The stockholder rights plan became effective on November 12, 2018. Pursuant to the stockholder rights plan, each holder of common stock received a common stock right and each holder of Class A common stock received a Class A common stock right. The rights are not exercisable until the distribution date (as described below) and will expire on November 11, 2028, unless earlier redeemed by us. If the rights become exercisable, generally, each holder of a common stock right will be entitled to purchase from our company one one-hundredth of a share of Series I Preferred Stock, and each holder of a Class A common stock right will be entitled to purchase from our company one one-hundredth of a share of Series J Preferred Stock, in each case, at a price of $85, subject to adjustment.
The distribution date will be the earlier to occur of the close of business on the tenth business day following: (a) a public announcement that a person, or an acquiring person, has acquired beneficial ownership of 10% or more of the total combined voting power of the outstanding common stock and Class A common stock (or the share acquisition date), or (b) the commencement of a tender offer or exchange offer that would result in the beneficial ownership by any person of 30% or more of the combined voting power of the outstanding common stock and Class A common stock or the number of outstanding common stock, or the number of outstanding Class A common stock. The stockholder rights plan exempts acquisitions of common stock and Class A common stock by the estate of Charles J. Urstadt, Willing L. Biddle, members of their families and certain of their affiliates.
If at any time, (a) we are the surviving corporation in a merger with an acquiring person (as defined in the stockholders rights plan) and our common stock is not changed or exchanged, (b) a person (other than us, or a subsidiary employment benefit plan of ours, or any exempted person), together with its affiliates and associates, becomes an acquiring person, (c) an acquiring person engages in certain business transactions with us or a subsidiary, or (d) during such time as there is an acquiring person, an event occurs that results in the acquiring person’s ownership interest being increased by more than 1%, then (i) each holder of a common stock right will thereafter be entitled to receive, upon exercise of the common stock right, common stock (or in certain circumstances, cash, property or other securities) having a value equal to two times the exercise price of the common stock right and (ii) each holder of a Class A common stock right will thereafter be entitled to receive, upon  exercise of the Class A common stock right, Class A common stock (or in certain circumstances, cash, property or other securities) having a value equal to two times the exercise price of the Class A common stock right.
Until a right is exercised, the holder thereof, will have no rights as a shareholder of the company. In the event that shares of Series I Preferred Stock or Series J Preferred Stock are issued upon exercise of any rights, as a result of actions taken by our board of directors, the Series I Preferred Stock and the Series J Preferred Stock will rank junior to our Series H Preferred Stock and Series K Preferred Stock as to dividends and amounts distributed upon liquidation.
Subject to the rights of the holders of any series of preferred stock ranking senior to the Series I Preferred Stock with respect to dividends, including the Series H Preferred Stock and the Series K Preferred Stock, the holders of Series I Preferred Stock, if issued, will be entitled to receive, when, as and if declared by the board of directors quarterly dividends payable in cash in an amount per share equal to the greater of (a) $0.25 or (b) subject to adjustment, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions declared on the common stock, other than a dividend payable in shares of common stock. Each share of Series I Preferred Stock is entitled to 100 votes on all matters submitted to a vote of our company’s stockholders, voting together with the common stock as a single class.
Subject to the rights of the holders of any series of preferred stock ranking senior to the Series J Preferred Stock with respect to dividends, including the Series H Preferred Stock and the Series K Preferred Stock, the holders of Series J Preferred Stock, if issued, will be entitled to receive, when, as and if declared by the board of directors quarterly dividends payable in cash in an amount per share equal to the greater of (a) $0.25 or (b) subject to adjustment, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions declared on the Class A common stock, other than a dividend payable in Class A common stock. Each share of Series J Preferred Stock is entitled to five votes on all matters submitted to a vote of our stockholders, voting together with the Class A common stock as a single class.
Restrictions on Ownership and Transfer
To maintain our qualification as a REIT under the Code, we must meet several requirements regarding the number of our stockholders and concentration of ownership of our shares. Our charter contains provisions that restrict the ownership and transfer of our shares to assist us in complying with these Code requirements. We refer to these restrictions as the “ownership limit.”
The ownership limit provides that, in general, no person may own more than 7.5% of the aggregate value of all outstanding stock of our company. It also provides that:
●	a transfer that violates the limitation is void;
●	a transferee gets no rights to the shares that violate the limitation;
●	shares transferred to a stockholder in excess of the ownership limit are automatically converted, by operation of law, into shares of “excess stock”; and
●
the excess stock will be held by us as trustee of a trust for the exclusive benefit of future transferees to whom the shares of capital stock will ultimately be transferred without violating the ownership limit.

Pursuant to authority under our charter, our board of directors has determined that the ownership limit does not apply to any shares of our stock beneficially owned by Elinor F. Urstadt, Willing L. Biddle, Catherine U. Biddle, Elinor P. Biddle, Dana C. Biddle and Charles D. Urstadt (the “Urstadt and Biddle Family Members”), but only to the extent that the aggregate value of all such stock does not exceed nineteen and ninety one-hundredth percent (19.90%) of the value of all of the company’s outstanding common stock, Class A common stock and preferred stock at any date of determination, unless at least two of the Urstadt and Biddle Family Members would separately be considered as among the five largest shareholders (which for this purpose requires ownership of at least 7.5%) based on value of shares (and determined after applying the ownership rules in Sections 542, 544 and 856(h) of the Internal Revenue Code of 1986, as amended), in which case the maximum aggregate value of all shares of our stock beneficially owned by the Urstadt and Biddle Family Members is increased to twenty-seven percent (27.00%).
Ownership of our stock is subject to attribution rules under the Code, which may result in a person being deemed to own stock held by other persons. Our board of directors may waive the ownership limit if it determines that the waiver will not jeopardize our status as a REIT. As a condition of such a waiver, our board of directors may require an opinion of counsel satisfactory to it or undertakings or representations from the applicant with respect to preserving our REIT status. We required no such waiver with respect to Mr. Urstadt’s ownership rights, which are established as part of our charter.
Any person who acquires our stock must, on our demand, immediately provide us with any information we may request in order to determine the effect of the acquisition on our status as a REIT. If our board of directors determines that it is no longer in our best interests to qualify as a REIT, the ownership limitation will not be relevant. Otherwise, the ownership limit may be changed only by an amendment to our charter by a vote of a majority of the voting power of our common equity securities.
Our charter provides that any purported transfer which results in a direct or indirect ownership of shares of capital stock in excess of the ownership limit or that would result in the disqualification of our company as a REIT will be null and void, and the intended transferee will acquire no rights to the shares of capital stock. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. Our board of directors may, in its sole discretion, waive the ownership limit if evidence satisfactory to our board of directors and our tax counsel is presented that the changes in ownership will not then or in the future jeopardize our REIT status and our board of directors otherwise decides that such action is in our best interests.
Shares of stock owned, or deemed to be owned, or transferred to a stockholder in excess of the ownership limit will automatically be converted into shares of “excess stock” that will be transferred, by operation of law, to us as trustee of a trust for the exclusive benefit of the transferees to whom such shares of capital stock may be ultimately transferred without violating the ownership limit. While the excess stock is held in trust, it will not be entitled to vote, it will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote, and except upon liquidation it will not be entitled to participate in dividends or other distributions. Any distribution paid to a proposed transferee of excess stock prior to the discovery by us that stock has been transferred in violation of the provision of our charter is required to be repaid to us upon demand. The excess stock is not treasury stock, but rather constitutes a separate class of our issued and outstanding stock. The original transferee-stockholder may, at any time the excess stock is held by us in trust, transfer the interest in the trust representing the excess stock to any person whose ownership of shares of capital stock exchanged for such excess stock would be permitted under the ownership limit, at a price not in excess of (a) the price paid by the original transferee-stockholder for shares of stock that were exchanged into excess stock, or (b) if the original transferee-stockholder did not give value for such shares (e.g., the shares were received through a gift, devise or other transaction), the average closing price for the class of stock for the ten days immediately preceding such sale, gift or other transaction if such class of stock is then listed on a national securities exchange, and if such class of stock is not then listed on a national securities exchange, its redemption price, as applicable. Immediately upon the transfer to the permitted transferee, the excess stock will automatically be converted back into shares of stock. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any shares of excess stock may be deemed, at our option, to have acted as an agent on behalf of us in acquiring the excess stock and to hold the excess stock on behalf of us.
In addition, we will have the right, for a period of 90 days during the time any shares of excess stock are held by us in trust, to purchase all or any portion of the excess stock from the original transferee-stockholder at the lesser of (a) the price initially paid for such shares by the original transferee-stockholder, or if the original transferee-stockholder did not give value for such shares (e.g., the shares were received through a gift, devise or other transaction), the average closing price for the class of stock for the ten days immediately preceding such sale, gift or other transaction, and (b) the average closing price for the class of stock for the ten trading days immediately preceding the date we elect to purchase such shares, or in each case if the class of stock is not then listed on a national securities exchange, its redemption price, as applicable. The 90-day period begins on the date notice is received of the violative transfer if the original transferee-stockholder gives notice to us of the transfer, or, if no such notice is given, the date our board of directors determines that a violative transfer has been made.
Certain Provisions of Our Charter and Bylaws, Maryland Law and Change of Control Agreements
Provisions of Our Charter and Bylaws
Classification of Board, Vacancies and Removal of Directors
Our charter provides that our board of directors is divided into three classes. Directors of each class serve for staggered terms of three years each, with the terms of each class beginning in different years. We currently have nine directors.  At each annual meeting of our stockholders, successors of the directors whose terms expire at that meeting will be elected for a three-year term and the directors in the other two classes will continue in office. A classified board may delay, defer or prevent a change in control or other transaction that might involve a premium over the then-prevailing market price for our common stock and Class A common stock or other attributes that our stockholders may consider desirable. In addition, a classified board could prevent stockholders who do not agree with the policies of our board of directors from replacing a majority of the board of directors for two years, except in the event of removal for cause.
Our charter provides that, subject to the rights of holders of our preferred stock, any director may be removed (a) only for cause and (b) only by the affirmative vote of holders of not less than two-thirds of the common equities then outstanding and entitled to vote for the election of directors. Our charter additionally provides that any vacancy occurring on our board of directors (other than as a result of the removal of a director) will be filled only by a majority of the remaining directors except that a vacancy resulting from an increase in the number of directors will be filled by a majority of the entire board of directors. A vacancy resulting from the removal of a director may be filled by the affirmative vote of a majority of all the votes cast at a meeting of the stockholders called for that purpose.
The provisions of our charter relating to the removal of directors and the filling of vacancies on our board of directors could preclude a third party from removing incumbent directors without cause and simultaneously gaining control of our board of directors by filling, with its own nominees, the vacancies created by such removal. The provisions also limit the power of stockholders generally, and those with a majority interest, to remove incumbent directors and to fill vacancies on our board of directors without the support of incumbent directors.
Stockholder Action by Written Consent
Our charter provides that any action required or permitted to be taken by our stockholders may be effected by a consent in writing signed by the holders of all of our outstanding shares of common equity securities entitled to vote on the matter. This requirement could deter a change of control because it could delay or deter the stockholders’ ability to take action with respect to us without convening a meeting.
Meetings of Stockholders
Our bylaws provide for annual stockholder meetings to elect directors. Special stockholder meetings may be called by our Chairman, President or a majority of the board of directors and shall be called by our Secretary at the written request of stockholders entitled to cast at least a majority of all votes entitled to be cast at the meeting. This requirement could deter a change of control because it could delay or deter the stockholders’ ability to take action with respect to us.
Stockholder Proposals and Director Nominations
Under our bylaws, in order to have a stockholder proposal or director nomination considered at an annual meeting of stockholders, stockholders are generally required to deliver to us certain information concerning themselves and their stockholder proposal or director nomination not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (the “annual meeting anniversary date”); provided, however, that, if the annual meeting is scheduled to be held on a date more than 30 days before or more than 60 days after the annual meeting anniversary date, notice must be delivered to us not later than the close of business on the later of:
●	the 75th day prior to the scheduled date of such annual meeting or
●	the 15th day after public disclosure of the date of such meeting.
Failure to comply with such timing and informational requirements will result in such proposal or director nomination not being considered at the annual meeting. The purpose of requiring stockholders to give us advance notice of nominations and other business, and certain related information is to ensure that we and our stockholders have sufficient time and information to consider any matters that are proposed to be voted on at an annual meeting, thus promoting orderly and informed stockholder voting. Such bylaw provisions could have the effect of precluding a contest for the election of our directors or the making of stockholder proposals if the proper procedures are not followed, and of delaying or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to have its own proposals approved.
Authorization of Consolidations, Mergers and Sales of Assets
Our charter provides that any consolidation, merger, share exchange or transfer of all or substantially all of our assets must first be approved by the affirmative vote of a majority of our board of directors (including a majority of the Continuing Directors, as defined in our charter) and thereafter must be approved by a vote of at least a majority of all the votes entitled to be cast on such matter.
Amendment of our Charter and Bylaws
Our charter may be amended with the approval of a majority of the board of directors (including a majority of the Continuing Directors) and the affirmative vote of a majority of the votes entitled to be cast by our stockholders on the matter. Our bylaws may be amended only by the board of directors. In addition, our board of directors may amend our charter without action by our stockholders to increase or decrease the number of shares of stock of any class that we are authorized to issue.
Indemnification; Limitation of Directors’ and Officers’ Liability
Our charter provides that we have the power, by our bylaws or by resolution of the board of directors, to indemnify directors, officers, employees and agents, provided that indemnification is consistent with applicable law. Our bylaws provide that we will indemnify, to the fullest extent permitted from time to time by applicable law, our directors, officers, employees and agents and any person serving at our request as a director, officer or employee of another corporation or entity, who by reason of that status or service is or is threatened to be made a party to, or is otherwise involved in, any action, suit or proceeding. According to our bylaws, indemnification will be against all liability and loss suffered and expenses, including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement, reasonably incurred by the indemnified person in connection with the proceeding. Our bylaws provide, however, that we will not be required to indemnify a person in connection with an action, suit or proceeding initiated by that person unless it was authorized by the board of directors. Our bylaws provide that we will pay or reimburse reasonable expenses in advance of final disposition of a proceeding and without requiring a preliminary determination of the ultimate entitlement to indemnification, provided that the individual seeking payment provides (a) a written affirmation of the individual’s good faith belief that the individual meets the standard of conduct necessary for indemnification under the laws of the State of Maryland, and (b) a written undertaking to repay the amount advanced if it is ultimately determined that the applicable standard of conduct has not been met. Our charter limits the liability of our officers and directors to us and our stockholders for money damages to the maximum extent permitted by Maryland law.
The MGCL permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to the corporation or at the corporation’s request, unless it is established that (i) the act or omission of the person was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (ii) the person actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful. The MGCL does not permit indemnification in respect of any proceeding in which the person seeking indemnification is adjudged to be liable to the corporation. Further, a person may not be indemnified for a proceeding brought by that person against the corporation, except (i) for a proceeding brought to enforce indemnification or (ii) if the corporation’s charter or bylaws, a resolution of the board of directors or an agreement approved by the board of directors to which the corporation is a party expressly provides otherwise. Under the MGCL, reasonable expenses incurred by a director or officer who is a party to a proceeding may be paid or reimbursed by the corporation in advance of final disposition of the proceeding upon receipt by the corporation of (i) a written affirmation by the person of his or her good faith belief that the standard of conduct necessary for indemnification has been met and (ii) a written undertaking by or on behalf of the person to repay the amount if it shall ultimately be determined that the standard of conduct has not been met. The MGCL also requires a corporation (unless limited by the corporation’s charter) to indemnify a director or officer who is successful, on the merits or otherwise, in the defense of any proceeding against reasonable expenses incurred by the director in connection with the proceeding in which the director or officer has been successful. Our charter contains no such limitation. The MGCL permits a corporation to limit the liability of its officers and directors to the corporation or its stockholders for money damages, but may not include any provision that restricts or limits the liability of directors or officers to the corporation and its stockholders to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property or services; or (ii) a final judgment adverse to the person is entered based on a finding that the person’s act or omission was the result of active or deliberate dishonesty and was material to the cause of action adjudicated.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Provisions of Maryland Law
Business Combinations
Under Maryland law, certain “business combinations” between us and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our stock, an affiliate of ours who, at any time within the previous two years was the beneficial owner of 10% or more of the voting power of our stock (who the statute terms an “interested stockholder”), or an affiliate of an interested stockholder, are prohibited for five years after the most recent date on which the person became an interested stockholder. The business combinations that are subject to this law include mergers, consolidations, share exchanges or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities. After the five-year period has elapsed, a proposed business combination with any such party must be recommended by the board of directors and approved by the affirmative vote of at least:
●	80% of the votes entitled to be cast by holders of our outstanding voting stock; and
●	two-thirds of the votes entitled to be cast by holders of the outstanding voting stock, excluding shares held by the interested stockholder, unless, among other conditions, the stockholders receive a fair price, as defined by Maryland law, for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.
These provisions do not apply, however, to business combinations that the board of directors approves or exempts before the time that the interested stockholder becomes an interested stockholder. Our charter provides that these provisions do not apply to transactions between us and any person who owned 20% of the common stock of a predecessor to the Company as of December 31, 1996, or such person’s affiliates. As of that date, only Mr. Charles J. Urstadt, former Chairman Emeritus of the Company, owned that percentage of our common stock.
Our board of directors has from time to time authorized issuances of our stock to Mr. Willing L. Biddle, with the effect that he is not an interested stockholder and these provisions do not apply to transactions between us and Mr. Biddle or his affiliates. In addition, our board of directors has, by resolution, determined that the Maryland law provisions restricting business combinations will not be applicable to spouses, children and other descendants of Mr. Urstadt or Mr. Biddle and certain trusts created for their benefit, and any of their affiliates.

Control Share Acquisitions
Maryland law provides that “control shares” acquired in a “control share acquisition” have no voting rights unless approved by the affirmative vote of two-thirds of all votes entitled to be cast on the matter, excluding shares owned by the acquiror or by officers of ours or employees of ours who are also directors. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power, other than by revocable proxy, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:
●	one-tenth or more but less than one-third;
●	one-third or more but less than a majority; or
●	a majority of all voting power.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of ownership of, or the power to direct the voting power of control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, we may present the question at any stockholders’ meeting.
If voting rights are not approved at the stockholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror is then entitled to direct the exercise of a majority of all voting power, then all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions of our stock approved or exempted by our charter or bylaws.
Our bylaws exempt from the Maryland control share statute any and all acquisitions of our common stock or preferred stock by any person. The board of directors has the right, however, to amend the bylaws, to withdraw this exemption at any time in the future.
Dissolution Requirements
Maryland law generally permits the dissolution of a corporation if approved (a) first by the affirmative vote of a majority of the entire board of directors declaring such dissolution to be advisable and directing that the proposed dissolution be submitted for consideration at an annual or special meeting of stockholders, and (b) upon proper notice being given as to the purpose of the meeting, then by the stockholders of the corporation by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. Our charter reduces the required vote (as permitted by Maryland law) to a majority of the votes entitled to be cast on the matter.
Additional Provisions of Maryland Law
Maryland law also provides that Maryland corporations that are subject to the Exchange Act and have at least three outside directors can elect by resolution of the board of directors to be subject to some corporate governance provisions that may be inconsistent with the corporation’s charter and bylaws. Under the applicable statute, a board of directors may classify itself without the vote of stockholders. A board of directors classified in that manner cannot be altered by amendment to the charter of the corporation. Further, the board of directors may, by electing into applicable statutory provisions and notwithstanding the charter or bylaws:
●	provide that a special meeting of stockholders will be called only at the request of stockholders, entitled to cast at least a majority of the votes entitled to be cast at the meeting;
●	reserve for itself the right to fix the number of directors;
●	provide that a director may be removed only by the vote of the holders of two-thirds of the stock entitled to vote;
●	retain for itself sole authority to fill vacancies created by the death, removal or resignation of a director; and
●
provide that all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors, in office, even if the remaining directors do not constitute a quorum.

In addition, a director elected to fill a vacancy under this provision will serve for the balance of the unexpired term and until a successor is elected and qualifies instead of until the next annual meeting of stockholders. A board of directors may implement all or any of these provisions without amending the charter or bylaws and without stockholder approval. A corporation may be prohibited by its charter or by resolution of its board of directors from electing any of the provisions of the statute. We are not prohibited from implementing any or all of the statute.
While certain of these provisions are already contemplated by our charter and bylaws, the law would permit our board of directors to override further changes to the charter or bylaws. If implemented, these provisions could discourage offers to acquire our common stock or Class A common stock and could increase the difficulty of completing an offer.
Under Maryland law, our board of directors may amend our charter without stockholder action to effect a reverse stock split with respect to any class of shares, provided the Board does not cause a combination of more than 10 shares of stock into one share in any 12-month period.
Under Maryland law, dissenting stockholders may have, subject to satisfying certain procedures, the right to demand and receive payment of the fair value of their shares of stock in connection with certain transactions (often referred to as appraisal rights). Under Maryland law, however, stockholders may not demand fair value of stock if the shares are listed on a national securities exchange. Holders of shares of any class of our stock that is listed on a national securities exchange, such as our common stock, Class A common stock and our Series H and K preferred stock, would be precluded from exercising appraisal rights and dissenting from extraordinary transactions, such as the merger of our company with or into another company or the sale of all or substantially all our assets.
Change of Control Agreements
We have entered into change of control agreements with certain of our senior executives providing for the payment of money to these executives upon the termination of employment following the occurrence of a change of control of our Company as defined in these agreements. If, within 18 months following a change of control, we terminate the executive’s employment other than for cause, or if the executive elects to terminate his or her employment with us for reasons specified in the agreement, we will pay the executive an amount equal to twelve months of the executive’s base salary in effect at the date of the change of control and will: (a) continue in effect for a period of twelve months, for the benefit of the executive and his family, life and health insurance, disability, medical and other benefit programs in which the executive participates, provided that the executive’s continued participation is possible, or (b) if such continued participation is not possible, arrange to provide for the executive and his family similar benefits for the same period. In addition, our Compensation Committee has the discretion under our restricted stock plan to accelerate the vesting of outstanding restricted stock awards in the event of a change of control. These provisions may deter changes of control of our Company because of the increased cost for a third party to acquire control of our Company.
Possible Anti-Takeover Effect of Certain Provisions of Our Charter and Bylaws, Maryland Law, Stockholder Rights Plan and Change of Control Agreements
Certain provisions of our charter and bylaws, certain provisions of Maryland law, our stockholder rights plan and our change of control agreements with our officers could have the effect of delaying or preventing a transaction or a change in of control that might involve a premium price for stockholders or that they otherwise may believe is desirable.